EXHIBIT 4.2
                                 PROMISSORY NOTE
$5,000.00 U.S.                                           Date: February 23, 2004

                            Fort Lauderdale, Florida

         FOR VALUE RECEIVED, the undersigned, Atlantic Coastal Properties, Inc. (hereinafter referred to as "Maker"), hereby promises to pay to the order of Beatriz H. Pierson, (hereinafter referred to as "Lender"), or assigns (hereinafter Lender and assigns may collectively be referred to as "Holder"), at 2501 E. Commercial Blvd. Suite 212, Fort Lauderdale, Florida 33308 or to such other place or to such other party or parties as Holder may from time to time designate, an amount up to the principal sum of Five Thousand Dollars ($5,000.00) lawful money of the United Stales, (as defined herein), plus interest thereon based upon a 360 day year for calculation, comprised of twelve
(12) 30 day months, computed as set forth herein. THIS NOTE MAY NOT BE PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED WITHOUT THE PRIOR WRITTEN CONSENT OF THE MAKER HEREIN. ANY SUCH PURPORTED PLEDGE, HYPOTHECATION OR ASSIGNMENT SHALL BE NULL AND VOID.

         1. INTEREST RATE. The base rate of interest on the principal amount together with any disbursements made or required to be made on behalf of Maker herein shall be eight (8%) percent on such principal amounts drawn, from the date of advance, as requested by Maker and authorized by Lender.

         2. REPAYMENT. Interest and any accrued unpaid damages, penalties, fees, costs or other charges hereunder shall be payable annually, in arrears, on the last, day of each calendar year, commencing with a short calendar year for 2004.

         If this loan is not sooner paid the entire principal balance, costs, accrued interest, fees and any other charges allowed under this Note and any loan documents or collateral documents hereto shall be due and payable 12 months from the date of execution hereof, i.e. February, 23, 2005, (the "Final Maturity Date").

         3. APPLICATION OF PAYMENTS. Payment's, when made, shall be first applied to all accrued interest to date of payment, then to any damages, penalties, fees, costs or other charges accrued and payable pursuant to this Note or the Loan Documents, and the remainder applied to payment of principal hereunder. MAKER SHALL HAVE THE RIGHT TO PREPAY ANY PORTION OF THIS LOAN AT ANY TIME WITHOUT PENALTY.

         4. DEFAULT AND ACCELERATION. At the option of the Holder hereof, the payment of all principal, interest and all other sums due and owing in accordance with the terms of this (as hereinafter defined will be accelerated and such principal, interest and other amounts shall he immediately due and payable, without. notice or demand, upon the occurrence of any of the following events of default ("Events of Default"):

                  a. Failure of Maker to make any payment in full required hereunder within five (5) days of the due date thereof; Any payment not made within five days shall also entitle Lender or Holder to a late payment fee of ten percent (10%) of the amount of the payment due;

                  b. Failure of maker to cure any default in the performance or observation of any non-monetary term, covenant, condition or obligation contained in this Note, within ten (10) days after written notice(thereof is given by Holder to Maker, provided that such 10 day period ("Period") shall be extended for a reasonable period (not to exceed an additional 10 days) if such default cannot be cured within 10 days despite Maker's diligent efforts to so cure, so long as Maker commences cure of such default immediately upon commencement of such Period, so long as Maker posts such security for maker's performance as Holder deems reasonable, in its sole discretion, and so long as Maker diligently pursues such cure to completion, which determination oh' exercise of diligence shall be within the sole province of Holder;


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                  c. If any representation or warranty contained herein or any representation to Holder concerning the financial condition or credit standing of any of the Maker or any surety, guarantor or endorser proves to he materially misleading or false;

                  d. Death, dissolution, termination of existence, insolvency, attachment or garnishment, appointment of a receiver of any significant part of the property securing this Note, or assignment for the benefit of creditors by, or the commencement of any proceedings under any bankruptcy or insolvency laws by or against Maker or any surety, Maker, endorser or guarantor hereof.

                  The above stated periods after default within which Maker can cure such default does not apply to, and are specifically waived by Maker with regard to, any emergency default situation or circumstance in which holder, in good Faith, determines that unless the cure period is waived, the collateral, or Holder's ability to collect, or execute thereon, would be substantially impaired, specifically including default, on any junior loans which default Maker and Lender agree would create an emergency situation in which I sender's security would be impaired and for which no cure beyond the five (5) days shall be allowed. The legal remedies of the Holder herein as provided in this Note and the Loan Documents or otherwise at law or in equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together against Maker, guarantor or endorser hereof at the sole and exclusive discretion of the Holder. Notwithstanding the foregoing, this Note is without recourse to the Makers hereunder and the note holder may look only to the collateral assigned for repayment in the event of default.

         5. TIME IS OF TUE ESSENCE. Time is of the essence hereof and all obligations hereunder shall be timely performed in accordance with the provisions hereof.

         6. DEFAULT INTEREST. From and after the maturity of this Note, whether by acceleration or otherwise, or from occurrence of an Event of Default herein, including, without limitation, the failure to make any payment on the date due (notwithstanding that Maker may be afforded a cure period) until such default is cured, the entire amount of principal, interest and other amounts remaining unpaid hereunder shall accrue interest at Twelve percent (12%) per annum ("Default Rate"). Such Default interest shall be computed on the balance as defined in this Note Agreement.

         7. DISHONORED CHECK DAMAGES. In the event that the Maker shall make payment to Lender in the form of a check, draft. or other instrument, and if such check, draft or other instrument is dishonored for any reason, Maker recognizes that such dishonor will result in additional expenses and losses to Holder, Maker agrees that in the event of any such dishonor, Holder shall be entitled to damages for the detriment caused thereby in an amount equal to ten percent (10%) of the amount of the dishonored check, draft or other instrument, and that such amount is a reasonable estimate of Holder's damages arising there-from, which amount Maker agrees to pay immediately on demand.


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         8. FORM OF PAYMENT. Nothing contained herein shall be construed as an agreement by Holder to accept anything other than cash, certified funds, or bank cashier's checks as to all payments due hereunder. However, Holder may agree to accept other instruments of payment on a specified installment payment provided that such acceptance shall only relate to the particular installment for which made and shall not be deemed a. waiver of Maker's agreement to make all subsequent payments in cash, certified funds, or bank cashier's check.

         9. NO WAIVER. No delay or omission on the part of Holder hereof in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy, or any additional right or remedy, on any future occasion.

         10. COLLATERAL. None.

         11. ILLEGALITY OR UNENFORCEABILITY. In the event, any provision, condition or obligation provided for in this Note is deemed illegal or unenforceable, then in that event this Note shall be deemed modified to delete such illegal or unenforceable provision and the remainder of this Note and the provisions not declared illegal or unenforceable shall remain in lull force and effect. In the event any amount of interest received by Holder is deemed in excess of that allowed by law, such excess interest shall automatically be applied to a reduction of the then principal balance and if in excess of the principal balance, refunded to Maker.

         12. OBLIGATION. This Note is a non-recourse Note and the sole recourse of the Holder in the event of a default shall be to the collateral pledged herein. Maker waives presentment, Protest and demand, and notice of protest, demand and dishonor and nonpayment of this Note, and consent to any and all renewals and extensions in the time of payment hereof, and to any further and additional advances of funds made hereunder by Holder in excess of the amount set forth herein, and agree, further, that at any time without notice the terms of payment herein may be modified.

         13. PAYMENT OF COSTS AND FEES. In the Event of Default, subject to the non-recourse provisions stated herein, as defined herein Maker agrees to pay all reasonable costs of collection of this Note, including any and all reasonable costs for retention of an attorney for collection or any other right or remedy Holder may have in law or in equity, including payment for all costs of demand and correspondence regarding any default which may be cured by Maker prior to the commencement of a lawsuit, Any such costs incurred by holder and not immediately paid and reimbursed by Maker shall be added to the principal balance and accrue interest al. the default rate.

         14. LAW, JURISDICTION AND VENUE. The terms and provisions of this Note are intended to be and shall he governed, interpreted and construed pursuant to the laws of the State of Nevada applicable to promissory notes made in Nevada between Nevada residents winch arc to be paid in Nevada to a I holder who may be a Nevada resident and made for a business purpose. Venue for any legal action relating to the interpretation or enforcement of this Note or any Loan Document shall be the District. Court. in and for the County of Broward, State of Florida and Maker specifically consents to the jurisdiction of the Broward County Courts and for Venue to reside there for any action arising herein.

         15. NOTICE. Any notice required to be given herein shall be in writing and be deemed effective and received upon (a) personal delivery to the property; or (b) registered mail, postage prepaid to either Maker's address as specified herein, unless notified, in writing, by registered mail, by each Maker of a change in such address. Provided however that such methods of notice shall not be deemed exclusive and notice may be given in any lawful manner.


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         16. SINGULAR/PLURAL. In construing the provisions of this Note, the singular shall include the plural, and visa versa, where the circumstances so indicate.

         17. HEADINGS. The tides or headings of this Note are provided for reference and arc not to be considered in construing or interpreting the provisions of this Note or any of the Loan Documents.

         18. AMENDMENTS/MODIFICATIONS. Any amendment or modification hereto shall be in writing, duly and properly executed by all Parties to be bound thereby and notarized by a duly authorized Notary Public in the jurisdiction where signed.

        DATED AND EXECUTED AS OF THE 23rd DAY OF FEBRUARY, 2004.


Atlantic Coastal Properties, Inc.


By: /s/ Beatriz Pierson
    --------------------------
    Beatriz Pierson